Filed Pursuant to Rule 433

Registration No. 333-234764

November 20, 2019

PRICING TERM SHEET

$1,000,000,000 2.875% Notes due 2024

$800,000,000 3.250% Notes due 2026

$1,200,000,000 3.500% Notes due 2029

The information in this pricing term sheet supplements the registration statement and the preliminary prospectus supplement and supersedes the information in the registration statement and the preliminary prospectus supplement to the extent inconsistent with the information in these documents.  Terms used herein but not defined herein shall have the respective meanings as set forth in the preliminary prospectus supplement.

Issuer:	Diamondback Energy, Inc.

Format:	SEC Registered

Trade Date:	November 20, 2019

Settlement Date:	December 5, 2019 (T+10)

It is expected that delivery of the notes will be made against payment therefor on or about December 5, 2019, which is the tenth business day following the Trade Date (such settlement cycle being referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Anticipated Ratings:*	Moody’s: Ba1 (positive outlook)
S&P: BBB- (stable outlook)
Fitch: BBB (stable outlook)

2.875% Notes due 2024

Principal Amount:	$1,000,000,000

Maturity Date:	December 1, 2024

Benchmark Treasury:	UST 1.500% due October 31, 2024

Benchmark Treasury Price/Yield:	99-19¼ / 1.584%

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Spread to Benchmark Treasury:	T+130 basis points

Yield to Maturity:	2.884%

Price to Public:	99.959% of principal amount, plus accrued interest, if any from December 5, 2019

Coupon:	2.875%

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2020

Optional Redemption:

At any time prior to November 1, 2024, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 20 basis points), plus accrued interest to the redemption date. At any time on or after November 1, 2024, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AL3 / US25278XAL38

3.250% Notes due 2026

Principal Amount:	$800,000,000

Maturity Date:	December 1, 2026

Benchmark Treasury:	UST 1.625% due October 31, 2026

Benchmark Treasury Price/Yield:	99-22 / 1.673%

Spread to Benchmark Treasury:	T+160 basis points

Yield to Maturity:	3.273%

Price to Public:	99.858% of principal amount, plus accrued interest, if any from December 5, 2019

Coupon:	3.250%

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2020

Optional Redemption:

At any time prior to October 1, 2026, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 25 basis points), plus accrued interest to the redemption date. At any time on or after October 1, 2026, at 100% of the principal amount plus accrued interest to, but not including, the redemption date.

CUSIP/ISIN:	25278X AM1 / US25278XAM11

3.500% Notes due 2029

Principal Amount:	$1,200,000,000

Maturity Date:	December 1, 2029

Benchmark Treasury:	UST 1.750% due November 15, 2029

Benchmark Treasury Price/Yield:	100-05+ / 1.731%

Spread to Benchmark Treasury:	T+180 basis points

Yield to Maturity:	3.531%

Price to Public:	99.741% of principal amount, plus accrued interest, if any from December 5, 2019

Coupon:	3.500%

Interest Payment Dates:	June 1 and December 1, beginning June 1, 2020

Optional Redemption:

At any time prior to September 1, 2029, make whole call as set forth in the preliminary prospectus supplement (treasury rate plus 30 basis points), plus accrued interest to, but not including, the redemption date. At any time on or after September 1, 2029, at 100% of the principal amount plus accrued interest to the redemption date.

CUSIP/ISIN:	25278X AN9 / US25278XAN93

***

Joint Book-Running Managers:	BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC

Senior Co-Managers:	Capital One Securities, Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
ING Financial Markets LLC

Co-Managers:	SunTrust Robinson Humphrey, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
PNC Capital Markets LLC
CIBC World Markets Corp.
BBVA Securities Inc.
TD Securities (USA) LLC
Regions Securities LLC
Mizuho Securities USA LLC
Amegy Bank of Texas
Commonwealth Bank of Australia
BOK Financial Securities, Inc.
IBERIA Capital Partners L.L.C.
The Huntington Investment Company
SMBC Nikko Securities America, Inc.
Comerica Securities, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll free at 1-800-294-1322, J.P. Morgan Securities LLC toll free at 1-866-803-9204 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.